U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940

[_] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

________________________________________________________________________________
1.   Name and Address of Reporting Person*

O'DONNELL                            JOSEPH                M.
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)

7900 GLADES ROAD, SUITE 500
--------------------------------------------------------------------------------
                                    (Street)

BOCA RATON                          FLORIDA              33434
--------------------------------------------------------------------------------
   (City)                           (State)              (Zip)


________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol


                       ARTESYN TECHNOLOGIES, INC. (ATSN)
________________________________________________________________________________
3.   I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)



________________________________________________________________________________
4.   Statement for Month/Year


                                NOVEMBER 1, 2002
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)


________________________________________________________________________________
6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     [X]  Director                             [_]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)

                           Chairman, President & CEO
________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check Applicable Line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by More than One Reporting Person
________________________________________________________________________________


================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                      2.            2A. Deemed      Code         ------------------------------- Owned Follow-  (D) or    Indirect
1.                    Transaction   Execution Day   (Instr. 8)                   (A)             ing Reported   Indirect  Beneficial
Title of Security     Date             if any       ------------     Amount      or     Price    Transaction    (I)       Ownership
(Instr. 3)            (mm/dd/yy)     (mm/dd/yy)      Code     V                  (D)             (Inst.3 and4)  (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------

COMMON STOCK          11/01/02        P              20,000       A     $1.8250  181,349        D
------------------------------------------------------------------------------------------------------------------------------------

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

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                                    10.
                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
             2.                                                                                           Deriv-    of
             Conver-                           5.                              7.                         ative     Deriv-   11.
             sion                              Number of                       Title and Amount           Secur-    ative    Nature
             or               3A.              Derivative    6.                of Underlying     8.       ities     Secur-   of
             Exer-            Deemed  4.       Securities    Date              Securities        Price    Bene-     ity:     In-
             cise     3.      Execu-  Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
             Price    Trans-  tion    action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.           of       action  Date,   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of     Deriv-   Date    if any  (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative   ative    (Month/ (Month/ 8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security     Secur-   Day/    Day/    ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)   ity      Year)   Year)   Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------

INCENTIVE
STOCK
OPTION
(RIGHT
TO BUY)    $11.2500                                                   02/15/06  COMMON    75,000           75,000   D
                                                                                STOCK
------------------------------------------------------------------------------------------------------------------------------------
INCENTIVE
STOCK
OPTION
(RIGHT
TO BUY)    $16.0000                                                   05/01/06  COMMON    75,000           75,000   D
                                                                                STOCK
------------------------------------------------------------------------------------------------------------------------------------
NON-
QUALIFIED
STOCK
OPTION
(RIGHT
TO BUY)     $2.4800 8/16/02            A    V   25,000                08/16/07  COMMON    25,000           25,000   D
                                                                                STOCK
------------------------------------------------------------------------------------------------------------------------------------
NON-
QUALIFIED
STOCK
OPTION
(RIGHT
TO BUY)     $2.6500 8/08/02            A    V  100,000                08/08/07  COMMON   100,000          100,000   D
                                                                                STOCK
------------------------------------------------------------------------------------------------------------------------------------
NON-
QUALIFIED
STOCK
OPTION
(RIGHT
TO BUY)     $2.6875                                                   06/29/04  COMMON   240,000          240,000   D
                                                                                STOCK
------------------------------------------------------------------------------------------------------------------------------------
NON-
QUALIFIED
STOCK
OPTION
(RIGHT
TO BUY)     $7.1875                                                   07/28/05  COMMON     6,900            6,900   D
                                                                                STOCK
------------------------------------------------------------------------------------------------------------------------------------
NON-
QUALIFIED
STOCK
OPTION
(RIGHT
TO BUY)     $7.2000                                                   10/24/06  COMMON    70,000           70,000   D
BUY)                                                                            STOCK
------------------------------------------------------------------------------------------------------------------------------------
NON-
QUALIFIED
STOCK
OPTION
(RIGHT
TO BUY)     $9.1875                                                   04/04/06  COMMON    70,000           70,000   D
                                                                                STOCK
------------------------------------------------------------------------------------------------------------------------------------
NON-
QUALIFIED
STOCK
OPTION
(RIGHT     $10.0938                                                   03/28/06  COMMON     7,500            7,500   D
TO BUY)                                                                         STOCK
------------------------------------------------------------------------------------------------------------------------------------
NON-
QUALIFIED
STOCK
OPTION
(RIGHT
TO BUY)    $10.2500                                                   01/18/07  COMMON    75,000           75,000   D
                                                                                STOCK
------------------------------------------------------------------------------------------------------------------------------------
NON-
QUALIFIED
STOCK
OPTION
(RIGHT     $10.4875                                                   03/29/06  COMMON     7,500            7,500   D
TO BUY)                                                                         STOCK
------------------------------------------------------------------------------------------------------------------------------------
NON-
QUALIFIED
STOCK
OPTION
(RIGHT
TO BUY)    $10.8125                                                   03/30/06  COMMON     7,500            7,500   D
                                                                                STOCK
------------------------------------------------------------------------------------------------------------------------------------
NON-
QUALIFIED
STOCK
OPTION
(RIGHT
TO BUY)    $11.1563                                                   03/27/04  COMMON     7,500            7,500   D
                                                                                STOCK
------------------------------------------------------------------------------------------------------------------------------------
NON-
QUALIFIED
STOCK
OPTION
(RIGHT
TO BUY)    $11.6250                                          01/25/98 06/25/06  COMMON     4,965            4,965   D
                                                                                STOCK
------------------------------------------------------------------------------------------------------------------------------------
NON-
QUALIFIED
STOCK
OPTION
(RIGHT
TO BUY)    $16.0000                                                   07/22/03  COMMON    75,000           75,000   D
                                                                                STOCK
------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------
NON-
QUALIFIED
STOCK
OPTION
(RIGHT
TO BUY)    $18.0000                                          05/08/98 05/08/07  COMMON    74,000           74,000   D
                                                                                STOCK
------------------------------------------------------------------------------------------------------------------------------------
NON-
QUALIFIED
STOCK
OPTION
(RIGHT
TO BUY)   $19.9375                                                    03/03/05  COMMON    66,000           66,000   D
                                                                                STOCK
------------------------------------------------------------------------------------------------------------------------------------
NON-
QUALIFIED
STOCK
OPTION
(RIGHT    $20.1250                                                    03/09/05  COMMON     1,500            1,500   D
TO BUY)                                                                         STOCK
------------------------------------------------------------------------------------------------------------------------------------
NON-
QUALIFIED
STOCK
OPTION
(RIGHT
TO BUY)   $23.6525                                                    05/12/05  COMMON    70,000           70,000   D
                                                                                STOCK
------------------------------------------------------------------------------------------------------------------------------------
NON-
QUALIFIED
STOCK
OPTION
(RIGHT    $24.8750                                                    07/22/04  COMMON    70,000           70,000   D
TO BUY)                                                                         STOCK
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====================================================================================================================================

Explanation of Responses:


      /S/ GISELLE HURWITZ                                  NOVEMBER 1, 2002
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date
      By:  Giselle Hurwitz
      For: Joseph M. O'Donnell


Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly

*  If the form is filed  by more  than one  reporting  person,  see  Instruction
   4(b)(v).

** Intentional  misstatements or omissions of facts constitute  Federal Criminal
   Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

o Potential persons who are to respond to the collection of information contained in this for are not required to respond unless the form displays a currently valid OMB Number.








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